 Exhibit 99.1

Socket Mobile Reports 2018 Financial Results

New product development and completion of SocketScan transition highlight the year

NEWARK, Calif., – February 13, 2019 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for the fourth quarter and year ended December 31, 2018.

Full Year Results:

Revenue for 2018 was $16.5 million, a decrease of 23 percent versus 2017 revenue of $21.3 million.

Gross margins in 2018 were $8.5 million, or 51.4 percent of revenue, down from $11.4 million, or 53.5 percent of revenue in 2017. Operating expenses were $9.0 million in both years. Operating results in 2018 were a net loss before tax of $715,000 compared to net income before tax of $2.3 million in 2017. The Company’s net loss in 2018 was $571,000 or $0.09 per share. 2017 included a one-time write down of deferred tax assets of $2.6 million resulting from the lowering of Federal effective tax rates at the end of 2017 that resulting in a net loss for 2017 of $1.4 million or $0.23 per share.

EBITDA or earnings before interest, taxes, depreciation and amortization totaled $334,000 in 2018 compared to $3.2 million in 2017. Free cash flow, consisting of total cash flow from operations and investing activities, was $327,000 in 2018 compared to $1.9 million in 2017.

The Company’s balance sheet at December 31, 2018 included cash of $1.1 million compared to cash of $3.4 million at December 31, 2017. The current ratio (current assets divided by current liabilities) was 1.42 at December 31, 2018 compared to a current ratio of 3.81 at December 31, 2017. In March 2018, the Company repurchased $4.9 million of its common shares, reducing shareholders’ equity by 18 percent. Shareholders’ equity at December 31, 2018 was $12.3 million compared to shareholders’ equity at December 31, 2017 of $17.2 million.

Fourth Quarter Results:

Revenue for the fourth quarter of 2018 was $4.1 million, with gross margins of 50.3 percent, operating expenses of $2.2 million, and a net loss before income taxes of $155,000. Revenue in the fourth quarter of 2017 was $4.4 million with gross margins of 53.0%, operating expenses of $2.3 million and net income before income taxes of $68,000. As described under Full Year Results, the fourth quarter of 2017 included a writedown of deferred tax assets of $2.6 million reflecting a reduction in the corporate effective tax rate at the end of 2017 applicable to 2018 and beyond. Net loss for the fourth quarter of 2018 was $163,000, or a loss of $0.03 per share compared to a net loss for the fourth quarter of 2017 of $2.7 million or $0.39 per share.

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Comments from our Chief Executive Officer:

Kevin Mills, president and chief executive officer, commented, “Our revenue and bottom line were impacted during 2018 by a combination of factors that are now behind us. We released new SocketScan barcode scanner products in April 2018, some four months behind the original schedule, which impacted sales throughout 2018 while customers evaluated the new products and reduced their purchases of the old. Our corporate deployments slowed by nearly $2 million in 2018 compared to 2017. For most of 2018, we were shipping both our older family of products and our new SocketScan series to allow for a smooth transition. We discontinued our older products in late 2018 and now the transition is completed.

“We look forward to a return to the profitable growth that has been our history from 2014 through 2017. Our updated SocketScan and DuraScan family of products are fully compatible with all applications that use our products, have an expected useful life of at least three to five years, and are being well received. We’ve upgraded our application developer tools to meet the needs of a growing developer community. Applications incorporating our barcode scanning products are growing in key mobile areas including commercial services and retail point of sale. Our product portfolio includes new capabilities including an Apple iPhone DuraCase for one handed barcode scanning nearing release this quarter, passport readers to read and capture passport numbers, and for our developers, a token exchanger using the Near Field Communications technology available in many smartphones.

In 2018, we introduced to our Developer Community our new and improved Capture software developer kit (SDK). Our Capture SDK has been re-engineered to better serve the fast-moving mobile development environment. Today, we have over 1,000 companies that are registered members of our Developer Community, many of whom have more than one developer associated with their application development efforts. Retail point of sale applications for the underserved small business community continue to be our largest application category and the primary driver of our barcode scanner sales. Retail point of sale is also benefiting from new opportunities within the retail environment such as are being created by the growing cannabis industry. Cannabis sales and products are highly regulated and require track and trace records which are ideally suited to barcode scanning. We are also seeing a lot of development work in the commercial services market which will contribute to our sales going forward.

Throughout 2018 we maintained an active product development program. We’ve delivered passport readers that support Optical Character Recognition requirements in both rugged form factor products (model D760) and attachable form factor products (S860). We are releasing this quarter a version of our DuraCase that supports Apple iPhone Models 6, 7 and 8 for one-handed barcode scanning. We have announced to our Developer Community the S500 for electronic token exchange with a simple tap from Apple or other Near Field Communications (NFC) enabled smartphones. Electronic tokens are used in loyalty programs, for personal identification and for payments. We expect to ship this product in Q3, 2019 as applications become available.

“With the completion of our SocketScan product and Capture SDK transitions, events that slowed our momentum in 2018, we look forward in 2019 to enhancing our worldwide leadership position in mobile companion data capture solutions,” Mills concluded.

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Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 8149499. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UDoxoHWFJZKfNa. A live and replay audio webcast of the conference call can be accessed through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, transportation, manufacturing and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of thousands of developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk, the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket, SocketScan and DuraScan are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2019 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:
Dave Dunlap
Chief Financial Officer
510-933-3035
dave@socketmobile.com

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three months ended Dec 31,
	(Unaudited) 2018	2017*	(Unaudited) 2018	2017*
Revenue	$16,454	$21,286	$4,144	$4,383
Cost of revenue	7,998	9,896	2,061	2,062
Gross profit	8,456	11,390	2,083	2,321
Gross profit percent	51.4%	53.5%	50.3%	53.0%
Research & development	3,640	3,473	892	944
Sales & marketing	2,982	2,953	771	715
General & administrative	2,420	2,546	546	596
Total operating expenses	9,042	8,972	2,209	2,255
Interest income (expense), net	(129)	(80)	(29)	2
Net income (loss) before income taxes	(715)	2,338	(155)	68
Income taxes - current	—	(51)	—	3
Deferred tax credits (tax expense)	144	(1,071)	(8)	(145)
Deferred taxes revaluation	—	(2,647)	—	(2,647)
Net (loss)	$(571)	$(1,431)	$(163)	$(2,721)
Net (loss) per share:
Basic and Fully Diluted	$(0.09)	$(0.23)	$(0.03)	$(0.39)
Weighted average shares outstanding::
Basic and Fully Diluted	6,095	6,293	5,883	7,008

*Derived from audited financial statements.

Reconciliation of GAAP Net Loss to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Year ended Dec 31,		Three months ended Dec 31,
	2018	2017	2018	2017
Net (loss) GAAP	$(571)	$(1,431)	$(163)	$(2,721)
Interest expense (income), net	129	80	29	(2)
Income tax expense (benefit)	(144)	3,769	8	2,789
Depreciation	432	314	117	78
Stock compensation expense	488	427	126	112
Net income EBITDA	$334	$3,159	$117	$256

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2018	2017*
Cash	$1,085	$3,380
Accounts receivable	2,367	2,687
Inventories	2,272	2,198
Deferred costs on shipments to distributors	165	204
Other current assets	308	386
Deferred tax assets	5,781	5,637
Property and equipment, net	689	663
Goodwill	4,427	4,427
Other assets	237	272
Total Assets	$17,331	$19,854
Accounts payable and accrued liabilities	$2,045	$1,743
Bank line of credit	1,317	—
Term loan	833	—
Deferred revenue on shipments to distributors	397	493
Deferred service revenue	65	61
Other liabilities	269	327
Total liabilities	$4,926	$2,624
Common stock	60,530	64,784
Accumulated deficit	(48,125)	(47,554)
Total stockholder equity	$12,405	$17,230
Total Liabilities and Equity	$17,331	$19,854

*Derived from audited financial statements.

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